Exhibit 99.1

Genesee & Wyoming Reports Results for the First Quarter of 2011

GREENWICH, Conn.--(BUSINESS WIRE)--April 28, 2011--Genesee & Wyoming Inc. (GWI) (NYSE: GWR) reported net income in the first quarter of 2011 of $22.1 million, compared with net income of $16.0 million in the first quarter of 2010. GWI's diluted earnings per share (EPS) increased 33% from $0.39 with 41.4 million weighted average shares outstanding in the first quarter of 2010 to $0.52 with 42.5 million weighted average shares outstanding in the first quarter of 2011.

GWI's effective income tax rate in the first quarter of 2011 was 27.7%, compared with 37.6% in the first quarter of 2010, primarily due to the extension of the short line tax credit in the fourth quarter of 2010.

Comments from the Chief Executive Officer

Jack Hellmann, President and CEO of GWI, commented, “In the first quarter of 2011, GWI’s revenue increased 32% as we successfully integrated the FreightLink acquisition in Australia and our same railroad traffic continued to improve, particularly in the month of March. Although our operating income increased 30% in the first quarter, it was lower than expected for three reasons. First, in late February our Australian operations experienced track wash-outs due to heavy rains from Cyclone Carlos that resulted in service cancellations for nearly 10 days. Second, our Canadian operations were adversely affected by severe winter weather and lower shipments of winter grain through a connecting Class I carrier. Third, the sharp increase in the price of diesel fuel was not fully mitigated by fuel surcharges given the average 4-month lag in our fuel surcharge programs.”

Mr. Hellmann continued, “As we enter the second quarter of 2011, we generally see our business strengthening in all of our regions. In addition, I am pleased to report that our business development efforts in 2011 have thus far yielded three significant new projects. In Australia, we have signed a major new agreement to ship export iron ore from a new mine that we expect will commence operations in the second quarter of 2012 and generate approximately A$50 million of annual revenue when it is fully operational. In Canada, we have signed a rail service contract with a new iron ore mine in Labrador that is nearby our existing operations and should start shipments in the second quarter of 2011. In Europe, where we currently operate in the Port of Rotterdam, we are expanding our service to the Port of Antwerp, with our first Belgian shipments expected to start in the second quarter of 2011. In addition to these projects, we remain actively engaged with several other investment opportunities related to the natural resources sector in both North America and Australia.”

Results from Continuing Operations

In the first quarter of 2011, GWI's operating revenues increased $46.3 million, or 31.8%, to $191.9 million, compared with $145.6 million in the first quarter of 2010. Excluding $30.0 million in revenues from GWA (North) Pty Ltd (GWA North), GWI’s subsidiary that acquired certain assets of FreightLink, same railroad operating revenues increased $22.8 million, or 15.6%. $6.4 million of non-freight revenues for services provided to GWA North by Genesee & Wyoming Australia Pty Ltd (GWA) were eliminated in our consolidated results in the three months ended March 31, 2011. During the first quarter of 2011, the appreciation of the Australian and Canadian dollars versus the U.S. dollar, partially offset by the depreciation of the Euro versus the U.S. dollar, increased same railroad operating revenues by $3.4 million. Excluding the impact from foreign currency, GWI’s same railroad operating revenues increased $19.3 million, or 13.3%.

Same railroad freight revenues in the first quarter of 2011 increased by $14.3 million, or 16.0%, to $103.9 million, compared with $89.6 million in the first quarter of 2010. Excluding the $1.5 million net impact from foreign currency appreciation, GWI’s same railroad freight revenues increased by $12.8 million, or 14.3%.

GWI's traffic in the first quarter of 2011 was 244,556 carloads, an increase of 41,834 carloads, or 20.6%, compared with the first quarter of 2010. Excluding 17,146 carloads from GWA North, same railroad traffic in the first quarter of 2011 increased 24,688 carloads, or 12.2%. The traffic increase was principally due to increases of 5,987 carloads of farm & food products traffic, 4,282 carloads of metals traffic, 4,003 carloads of pulp and paper traffic and 3,193 carloads of other commodity traffic. All remaining traffic increased by a net 7,223 carloads.

Average same railroad freight revenues per carload increased 3.4% in the first quarter of 2011. The appreciation of the Australian and Canadian dollars versus the U.S. dollar, higher fuel surcharges and changes in commodity mix increased average revenues per carload by 1.7%, 1.6% and 0.8%, respectively. Excluding these factors, same railroad average revenues per carload decreased 0.7%. Average revenues per carload were negatively impacted by changes in the mix of customers within certain commodity groups, primarily due to length of haulage.

GWI’s same railroad non-freight revenues in the first quarter of 2011 increased $8.4 million, or 15.0%, to $64.4 million compared with $56.0 million in the first quarter of 2010. Excluding the $1.9 million net impact from foreign currency appreciation, GWI’s same railroad non-freight revenues increased $6.5 million, or 11.7%, primarily due to higher switching revenues in the U.S., Canada and the Netherlands.

GWI's income from operations in the first quarter of 2011 increased $9.1 million, or 30.2%, from $30.1 million in the first quarter of 2010 to $39.2 million in the first quarter of 2011. The operating ratio (operating expenses divided by operating revenues) was 79.6% in the first quarter of 2011 compared with an operating ratio of 79.3% in the first quarter of 2010.

Free Cash Flow from Continuing Operations (1)

($ in millions)	Three Months Ended
	March 31,
	2011	2010

Net cash provided by operating activities	$7.3	$33.6
Net cash used in investing activities	(7.6)	(3.3)
Net cash paid/(received) for acquisitions/divestitures	0.4	(0.2)
Cash paid for acquisition-related expenses (a)	13.0	-
Free cash flow (1)	$13.1	$30.2

(a) Reflects expenses accrued as of December 31, 2010, but paid in 2011.

GWI’s continuing operations generated free cash flow of $13.1 million and $30.2 million for the three months ended March 31, 2011 and 2010, respectively. For the three months ended March 31, 2011 and 2010, changes in working capital decreased cash flow from operating activities by $34.2 million and $0.1 million, respectively. Other than the payment of $13.0 million in acquisition-related expenses accrued as of December 31, 2010, the cash used in working capital for the first quarter of 2011 resulted from typical working capital fluctuations.

Net cash used in investing activities for the three months ended March 31, 2011, included $15.7 million in purchases of property and equipment, partially offset by $7.5 million in grant proceeds received from outside parties and $1.0 million from sale of assets. Net cash used in investing activities for the three months ended March 31, 2010, included $14.3 million in purchases of property and equipment, partially offset by $10.1 million in cash received from outside parties and $0.8 million from sale of assets.

Conference Call and Webcast Details

As previously announced, GWI's conference call to discuss financial results for the first quarter will be held Thursday, April 28, 2011, at 11 a.m. EDT. Management will be referring to a slide presentation that will also be available at www.gwrr.com/investors prior to the conference call. The dial-in number for the teleconference is (800) 230-1074; outside U.S., call (612) 234-9959, or the call may be accessed live over the Internet (listen only) at www.gwrr.com/investors.

An audio replay of the conference call will be accessible at www.gwrr.com/investors starting at 1 p.m. EDT on April 28, 2011, until the following quarter’s earnings press release. Telephone replay is available for 30 days beginning at 1 p.m. EDT on April 28, 2011, by dialing (800) 475-6701 (or outside U.S., dial 320-365-3844). The access code is 186286.

About Genesee & Wyoming Inc.

GWI owns and operates short line and regional freight railroads in the United States, Canada, Australia, the Netherlands and Belgium. Operations currently include 63 railroads organized in nine regions, with approximately 7,400 miles of owned and leased track and approximately 1,400 additional miles under track access arrangements. We provide rail service at 17 ports in North America and Europe and perform contract coal loading and railcar switching for industrial customers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "intends," "plans," "believes," “should,” "seeks," "expects," "estimates," variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions, including the following risks applicable to all of our operations: risks related to the acquisition and integration of railroads; economic and competitive uncertainties and contingencies and third party approvals; economic, political and industry conditions; customer demand, retention and contract continuation; legislative and regulatory developments, including changes in environmental and other laws and regulations to which we are subject; increased competition in relevant markets; funding needs and financing sources; unpredictability of fuel costs; susceptibility to various legal claims and lawsuits; strikes or work stoppages; severe weather conditions and other natural occurrences; and others including but not limited to, those noted in our 2010 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors,” many of which are beyond our control. Therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Forward-looking statements speak only as of the date of this press release or as of the date they were made. GWI disclaims any intention to update the current expectations or forward-looking statements contained in this press release.

(1) Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, its most directly comparable GAAP measure. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net cash provided by operating activities, is included in the tables attached to this press release.

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010

OPERATING REVENUES	$191,911	$145,579

OPERATING EXPENSES	152,708	115,473
INCOME FROM OPERATIONS	39,203	30,106

INTEREST INCOME	775	423
INTEREST EXPENSE	(9,939)	(5,362)
OTHER INCOME, NET	568	450

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	30,607	25,617

PROVISION FOR INCOME TAXES	8,485	9,641

INCOME FROM CONTINUING OPERATIONS	22,122	15,976

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	-	(16)

NET INCOME	$22,122	$15,960

BASIC EARNINGS PER SHARE:
BASIC EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS	$0.56	$0.41
BASIC LOSS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	-	-
BASIC EARNINGS PER COMMON SHARE	$0.56	$0.41

WEIGHTED AVERAGE SHARES - BASIC	39,484	38,569

DILUTED EARNINGS PER SHARE:
DILUTED EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS	$0.52	$0.39
DILUTED LOSS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	-	-
DILUTED EARNINGS PER COMMON SHARE	$0.52	$0.39

WEIGHTED AVERAGE SHARES - DILUTED	42,545	41,418

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2011 AND DECEMBER 31, 2010
(in thousands)
(unaudited)

	March 31,	December 31,
ASSETS	2011	2010

CURRENT ASSETS:
Cash and cash equivalents	$27,044	$27,417
Accounts receivable, net	141,105	132,225
Materials and supplies	14,060	13,259
Prepaid expenses and other	16,245	14,529
Deferred income tax assets, net	21,515	21,518
Total current assets	219,969	208,948

PROPERTY AND EQUIPMENT, net	1,448,011	1,444,177
GOODWILL	162,281	160,629
INTANGIBLE ASSETS, net	235,890	237,355
DEFERRED INCOME TAX ASSETS, net	2,400	2,879
OTHER ASSETS, net	13,474	13,572
Total assets	$2,082,025	$2,067,560

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$102,770	$103,690
Accounts payable	120,673	124,948
Accrued expenses	59,338	76,248
Total current liabilities	282,781	304,886

LONG-TERM DEBT, less current portion	475,827	475,174
DEFERRED INCOME TAX LIABILITIES, net	266,316	263,361
DEFERRED ITEMS - grants from outside parties	182,266	183,356
OTHER LONG-TERM LIABILITIES	22,344	23,543

TOTAL STOCKHOLDERS' EQUITY	852,491	817,240
Total liabilities and stockholders' equity	$2,082,025	$2,067,560

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,122	$15,960
Adjustments to reconcile net income to net cash provided
by operating activities:
Loss from discontinued operations, net of tax	-	16
Depreciation and amortization	15,861	12,448
Compensation cost related to equity awards	2,148	2,074
Excess tax benefits from share-based compensation	(900)	(673)
Deferred income taxes	3,311	4,357
Net gain on sale of assets	(1,010)	(449)
Changes in assets and liabilities which provided (used) cash, net of effect of acquisitions:
Accounts receivable, net	(13,837)	(5,988)
Materials and supplies	(656)	155
Prepaid expenses and other	(1,535)	(1,387)
Accounts payable and accrued expenses	(20,039)	6,402
Other assets and liabilities, net	1,819	722
Net cash provided by operating activities from continuing operations	7,284	33,637
Net cash used in operating activities from discontinued operations	(4)	(23)
Net cash provided by operating activities	7,280	33,614

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(15,725)	(14,328)
Grant proceeds from outside parties	7,514	10,100
Cash paid for acquisitions, net of cash acquired	(440)	-
Proceeds from the sale of investments	-	208
Proceeds from disposition of property and equipment	1,031	768
Net cash used in investing activities from continuing operations	(7,620)	(3,252)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term borrowings, including capital leases	(55,981)	(6,820)
Proceeds from issuance of long-term debt	52,967	-
Proceeds from employee stock purchases	4,006	3,096
Treasury stock purchases	(1,029)	(491)
Excess tax benefits from share-based compensation	900	673
Net cash provided by (used in) financing activities from continuing operations	863	(3,542)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(897)	895

CHANGE IN CASH BALANCES INCLUDED IN CURRENT ASSETS OF DISCONTINUED OPERATIONS	1	26

(DECREASE) / INCREASE IN CASH AND CASH EQUIVALENTS	(373)	27,741
CASH AND CASH EQUIVALENTS, beginning of period	27,417	105,707
CASH AND CASH EQUIVALENTS, end of period	$27,044	$133,448

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2011		2010
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenues:
Freight	$132,805	69.2%	$89,566	61.5%
Non-freight	59,106	30.8%	56,013	38.5%

Total revenues	$191,911	100.0%	$145,579	100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits	$58,082	30.3%	$50,188	34.4%
Equipment rents	10,567	5.5%	7,649	5.2%
Purchased services	17,442	9.1%	10,397	7.1%
Depreciation and amortization	15,861	8.3%	12,448	8.6%
Diesel fuel used in operations	21,398	11.1%	11,037	7.6%
Diesel fuel sold to third parties	4,079	2.1%	3,793	2.6%
Casualties and insurance	5,438	2.8%	3,904	2.7%
Materials	6,583	3.4%	5,477	3.8%
Net gain on sale of assets	(1,010)	(0.5%)	(449)	(0.3%)
Other expenses	14,268	7.5%	11,029	7.6%

Total operating expenses	$152,708	79.6%	$115,473	79.3%

Functional Classification
Transportation	$63,406	33.0%	$44,616	30.6%
Maintenance of ways and structures	17,894	9.3%	12,829	8.8%
Maintenance of equipment	22,071	11.5%	16,904	11.6%
Diesel fuel sold to third parties	4,079	2.1%	3,793	2.6%
General and administrative	30,407	15.9%	25,332	17.4%
Net gain on sale of assets	(1,010)	(0.5%)	(449)	(0.3%)
Depreciation and amortization	15,861	8.3%	12,448	8.6%

Total operating expenses	$152,708	79.6%	$115,473	79.3%

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	North
	American &
	European	Australian	Total
Three Months Ended March 31, 2011	Operations	Operations	Operations
Revenues:
Freight	$90,729	$42,076	$132,805
Non-freight (excluding fuel sales)	41,578	13,109	54,687
Fuel sales to third parties	-	4,419	4,419
Total revenues	132,307	59,604	191,911

Operating expenses
Labor and benefits	46,459	11,623	58,082
Equipment rents	6,493	4,074	10,567
Purchased services	6,365	11,077	17,442
Depreciation and amortization	11,346	4,515	15,861
Diesel fuel used in operations	14,977	6,421	21,398
Diesel fuel sold to third parties	-	4,079	4,079
Casualties and insurance	3,323	2,115	5,438
Materials	6,262	321	6,583
Net gain on sale of assets	(1,008)	(2)	(1,010)
Other expenses	11,155	3,113	14,268
Total operating expenses	105,372	47,336	152,708

Income from Operations	$26,935	$12,268	$39,203

Carloads	194,230	50,326	244,556

Net expenditures for additions to property & equipment	$7,069	$1,142	$8,211

	North
	American &
	European	Australian	Total
Three Months Ended March 31, 2010	Operations	Operations	Operations
Revenues:
Freight	$80,601	$8,965	$89,566
Non-freight (excluding fuel sales)	36,635	15,262	51,897
Fuel sales to third parties	-	4,116	4,116
Total revenues	117,236	28,343	145,579

Operating expenses
Labor and benefits	41,847	8,341	50,188
Equipment rents	6,502	1,147	7,649
Purchased services	5,453	4,944	10,397
Depreciation and amortization	10,915	1,533	12,448
Diesel fuel used in operations	10,088	949	11,037
Diesel fuel sold to third parties	-	3,793	3,793
Casualties and insurance	3,578	326	3,904
Materials	5,241	236	5,477
Net gain on sale of assets	(456)	7	(449)
Other expenses	10,057	972	11,029
Total operating expenses	93,225	22,248	115,473

Income from Operations	$24,011	$6,095	$30,106

Carloads	175,836	26,886	202,722

Net expenditures for additions to property & equipment	$696	$3,532	$4,228

GENESEE & WYOMING INC. AND SUBSIDIARIES
RAILROAD FREIGHT REVENUES, CARLOADS AND AVERAGE REVENUES PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenues per carload)
(unaudited)

Three Months Ended March 31, 2011

	North American & European Operations			Australian Operations			Total Operations
Commodity Group			Average			Average			Average
	Freight		Revenues Per	Freight		Revenues Per	Freight		Revenues Per
	Revenues	Carloads	Carload	Revenues	Carloads	Carload	Revenues	Carloads	Carload

Coal & Coke	$18,871	54,204	$348	$-	-	$-	$18,871	54,204	$348
Intermodal*	98	846	116	17,833	12,872	1,385	17,931	13,718	1,307
Farm & Food Products	6,850	14,280	480	9,804	16,602	591	16,654	30,882	539
Pulp & Paper	14,779	24,309	608	-	-	-	14,779	24,309	608
Metallic Ores	1,525	2,778	549	10,665	4,191	2,545	12,190	6,969	1,749
Metals	11,337	22,540	503	-	-	-	11,337	22,540	503
Chemicals & Plastics	10,464	14,349	729	-	-	-	10,464	14,349	729
Minerals & Stone	6,294	14,149	445	3,372	16,578	203	9,666	30,727	315
Lumber & Forest Products	7,389	15,575	474	-	-	-	7,389	15,575	474
Petroleum Products	6,048	7,705	785	402	83	4,838	6,450	7,788	828
Autos & Auto Parts	2,146	2,890	743	-	-	-	2,146	2,890	743
Other	4,928	20,605	239	-	-	-	4,928	20,605	239

Totals	$90,729	194,230	$467	$42,076	50,326	$836	$132,805	244,556	$543

* Represents intermodal units

Three Months Ended March 31, 2010

	North American & European Operations			Australian Operations			Total Operations
	Freight		Average Revenues	Freight		Average Revenues	Freight		Average Revenues
Commodity Group	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload

Coal & Coke	$19,105	52,138	$366	$-	-	$-	$19,105	52,138	$366
Intermodal*	50	455	110	-	-	-	50	455	110
Farm & Food Products	6,420	13,581	473	6,087	11,314	538	12,507	24,895	502
Pulp & Paper	12,230	20,306	602	-	-	-	12,230	20,306	602
Metallic Ores	1,122	2,492	450	-	-	-	1,122	2,492	450
Metals	9,133	18,258	500	-	-	-	9,133	18,258	500
Chemicals & Plastics	8,752	12,631	693	-	-	-	8,752	12,631	693
Minerals & Stone	5,987	13,775	435	2,878	15,572	185	8,865	29,347	302
Lumber & Forest Products	6,520	14,658	445	-	-	-	6,520	14,658	445
Petroleum Products	5,374	7,451	721	-	-	-	5,374	7,451	721
Autos & Auto Parts	1,766	2,679	659	-	-	-	1,766	2,679	659
Other	4,142	17,412	238	-	-	-	4,142	17,412	238

Totals	$80,601	175,836	$458	$8,965	26,886	$333	$89,566	202,722	$442

* Represents intermodal units

Reconciliation of non-GAAP Financial Measures

This earnings release contains references to free cash flow, which is a "non-GAAP financial measure" as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, GWI has reconciled this non-GAAP financial measure to its most directly comparable U.S. GAAP measure.

Free Cash Flow Description and Discussion

Management views Free Cash Flow as an important financial measure of how well GWI is managing its assets. Subject to the limitations discussed below, Free Cash Flow is a useful indicator of cash flow that may be available for discretionary use by GWI. Free Cash Flow is defined as Net Cash Provided by Operating Activities from Continuing Operations less Net Cash Used in Investing Activities from Continuing Operations, excluding cash paid/(received) for acquisitions/divestitures and cash paid for acquisition-related expenses. Key limitations of the Free Cash Flow measure include the assumptions that GWI will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free Cash Flow is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of cash flow determined in accordance with GAAP. Free Cash Flow may be different from similarly-titled non-GAAP financial measures used by other companies.

The following table sets forth a reconciliation of GWI's Net Cash Provided by Operating Activities from Continuing Operations to GWI's Free Cash Flow ($ in millions):

	Three Months Ended
	March 31,
	2011	2010
Net cash provided by operating activities from continuing operations	$7.3	$33.6
Net cash used in investing activities from continuing operations	(7.6)	(3.3)
Net cash paid/(received) for acquisitions/divestitures	0.4	(0.2)
Cash paid for acquisition-related expenses	13.0	-
Free cash flow	$13.1	$30.2

CONTACT:
GWI Corporate Communications
Michael Williams, 1-203-629-3722
mwilliams@gwrr.com